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                                                                       EXHIBIT A

                              SECOND AMENDMENT TO
                            MILLER INDUSTRIES, INC.
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    The Miller Industries, Inc. Non-Employee Director Stock Option Plan is hereby amended as follows, subject to the approval of the Miller Industries, Inc. shareholders at the 1996 Annual Meeting of Shareholders:

    1. By deleting the first sentence of Section 5(a) in its entirety and substituting in its place the following:

            "Options to purchase up to 400,000 shares of Common Stock may be granted hereunder."

    2.  By inserting at the end of Section 8 the following sentence:

        "The amendment to the Director Plan shall become effective as of the first meeting of shareholders following the amendment approved by the directors on June 28, 1996."